UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2019

PACIRA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

PACIRA PHARMACEUTICALS, INC.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On April 9, 2019 (the “Closing Date”), Pacira BioSciences, Inc., formerly known as Pacira Pharmaceuticals, Inc. (the “Company”), completed its previously announced acquisition of MyoScience, Inc. (“MyoScience”), a Delaware corporation, pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) dated March 4, 2019 among the Company, MyoScience, PS Merger, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, as the securityholders’ representative.

On the Closing Date, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into MyoScience, with MyoScience surviving the merger as a wholly owned subsidiary of the Company (the “Acquisition”).

At the effective time of the Acquisition (the “Effective Time”), all issued and outstanding shares of MyoScience capital stock were canceled and each stockholder of MyoScience ceased to have any rights with respect thereto, except, in the case of holders of Series G Preferred Stock, Series F Preferred Stock and Carve-Out Common Stock (each as defined in the Merger Agreement), the right to receive its respective portion of the Merger Consideration (as defined in the Merger Agreement), of approximately $120.0 million, subject to adjustment based on customary post-closing purchase price adjustment provisions and indemnification obligations of the securityholders of MyoScience (the “Securityholders”) after the closing of the Acquisition. A portion of the Merger Consideration is being held in escrow to secure the indemnification obligations of the Securityholders. The Company is funding the purchase price of the Acquisition from cash on hand.

Subject to the terms and conditions set forth therein, the Merger Agreement also provides for certain milestone payments to be paid to the Securityholders of up to an aggregate of $100.0 million (the “Milestone Payments”) in the event milestones relating to certain regulatory and commercial matters are achieved following the closing of the Acquisition.  In addition, at the option of the Securityholders, up to 50% of one of the Milestone Payments achieved in 2020 may be payable in shares of common stock of the Company, subject to certain terms and conditions set forth in the Merger Agreement.

The description of the Merger Agreement contained in Item 1.01 of the Company’s Current Report on Form 8-K filed on March 5, 2019 (the “Prior 8-K”) is incorporated herein by reference. The summary of the Merger Agreement and the transactions contemplated thereby contained in the Prior 8-K does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement filed as Exhibit 2.1 to the Prior 8-K, which is incorporated herein by reference.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately following the Effective Time, the Company filed a Certificate of Amendment (the “Certificate of Amendment”) to its Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware to effect a change of the Company’s corporate name from “Pacira Pharmaceuticals, Inc.” to “Pacira BioSciences, Inc.,” effective immediately (the “Name Change”). The Certificate of Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The board of directors of the Company (the “Board”) approved the Name Change pursuant to Section 242 of the General Corporation Law of the State of Delaware. The Name Change does not affect the rights of the Company’s stockholders, and there were no other changes to the Certificate of Incorporation in connection with the Name Change.

The common stock of the Company will continue trading under the ticker symbol “PCRX” on The Nasdaq Global Select Market, and no change was made to the CUSIP number for the Company’s common stock.

In connection with the Name Change, the Board also approved an administrative amendment to the Company’s Amended and Restated Bylaws to reflect the revised Company name (the “Second Amended and Restated Bylaws”). The only change was the substitution of “Pacira BioSciences, Inc.” for “Pacira Pharmaceuticals, Inc.” The Second Amended and Restated Bylaws became effective April 9, 2019. The Second Amended and Restated Bylaws are filed as Exhibit 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01.                                        Other Events.

On April 9, 2019, the Company issued a press release relating to the Acquisition and the Name Change. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(a)         Financial Statements of Businesses Acquired

The audited financial statements of MyoScience required by this item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(b)         Pro Forma Financial Information

The pro forma financial information reflecting the Acquisition, to the extent required by this item, will be furnished by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Current Report on Form 8-K was required to be filed.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, dated April 9, 2019.
3.2	Second Amended and Restated Bylaws, dated April 9, 2019.
99.1	Press Release, dated April 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIRA BIOSCIENCES, INC.

Date: April 9, 2019	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer and Secretary